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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GCI, Inc.:

        We consent to the use of our report dated March 20, 2009, except for Note 13, as to which the date is October 19, 2009, with respect to the consolidated statements of operations, stockholder's equity, and cash flows of GCI, Inc. and subsidiaries for the year ended December 31, 2008, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Anchorage, Alaska
June 21, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm